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                                                                  Exhibit 10.27

                        EXECUTIVE EMPLOYMENT AGREEMENT


    THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is made as of the 18th day of July, 1995, by and between Carl J. Sardegna (hereinafter, the "Executive"), a Maryland resident, and DentalCo, Inc., a Maryland corporation (hereinafter, the "Company").

    IN CONSIDERATION of the covenants set forth herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

    1. EMPLOYMENT. The Company hereby employs the Executive and the Executive hereby accepts such employment by the Company upon the terms and subject to the conditions hereinafter set forth for a two (2) year term commencing on July 18, 1995, which initial two-year term shall be extended on July 17, 1996 and on each anniversary of that date thereafter for a further period of one year, unless otherwise terminated in accordance with the provisions of Section 7 hereof.

    2.   DUTIES.

         A. During the term of employment hereunder, the Executive shall serve as the Company's President, and he shall perform such other executive and administrative duties and functions commensurate with such position as he may be called upon to perform, from time to time, by the Company's Board of Directors (the "Board"). The Executive shall devote substantially all of his time to his duties hereunder and he shall exert his best efforts in the performance of his duties so as to promote the profit, benefit and advantage of the business of the Company.

         B. The Executive immediately shall notify the Company of (i) his own illness and consequent absence from work or (ii) any intended significant change in his plans to work for the Company.

         C. During the term of this Agreement, the Executive shall serve in any additional offices or positions (commensurate in status with his position hereunder) of the Company and its affiliates (including, as a member of any committees of the Board), to which he may be elected or appointed by appropriate action of the Company. The Executive shall serve in any such additional capacities without separate compensation for so serving, unless otherwise authorized by the Board.

    3. COMPENSATION. The Company agrees to pay to the Executive as compensation for all duties performed by him in any capacity during the period of his employment under this Agreement:

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         A.   Base salary ("Base Salary"), payable in equal bi-weekly
installments, at the rate of One Hundred Fifty Thousand Dollars ($150,000.00) per annum.

         B. In addition, the Executive shall be eligible to receive a bonus (the "Bonus") for each full fiscal year of the Executive's employment in an amount determined by the Board, in its sole discretion, provided, however, that in no event shall the Bonus be in an amount greater than Fifty percent (50%) of the Executive's Base Salary, and provided, further, that the Company's net income for such fiscal year, giving effect to the Bonus (and other bonus compensation paid with respect to that fiscal year) as if paid during such fiscal year, shall equal or exceed the net income for the period as set forth in the Company's Financial Projections dated January 25, 1995 (the "Projections") and provided to Grotech Partners IV, L.P. and Merchant Partners, L.P. The Bonus, if any, shall be paid to the Executive not later than fifteen (15) days after publication of the audited financial statements of the Company for each year of employment.

    The Base Salary shall be subject to review for increase (but not decrease) annually by the Board. The Company shall be entitled to deduct from the compensation of the Executive such sums as are required by law to be deducted or withheld.

    4.   REIMBURSEMENT OF EXPENSES; FRINGE BENEFITS; ETC.

         A. The Company shall reimburse the Executive, from time to time, for all reasonable and customary business expenses incurred by him in the performance of his duties hereunder, provided, however, that the Executive shall submit vouchers and other supporting data to substantiate the amount of said expenses and as otherwise required by the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder from time to time.

         B. The Executive shall be entitled to a total of four weeks paid vacation for each year of employment hereunder. Unused vacation time shall not accumulate from year to year. The Executive may take his vacation at such time or times as shall not interfere with the performance of his duties under this Agreement.

         C. The Executive shall be entitled to paid sick leave and holidays in accordance with the Company's announced policy for executive employees, as in effect from time to time.

         D. For so long as the Executive remains an employee of the Company, he shall be entitled to participate in any and all fringe benefit plans, programs and practices sponsored by the Company for the benefit of its executive employees, including, without limitation, health insurance.

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         E.   For so long as the Executive remains an employee of the Company, the Company shall, in recognition that the Executive will be required to drive an automobile in connection with his duties hereunder, pay the Executive a monthly automobile and automobile insurance allowance of Five Hundred Dollars ($500.00) and reimburse the Executive in connection with the reasonable operation thereof for business purposes incurred in connection with Company business (excluding insurance, which shall be paid from the $500.00 monthly allowance).

    5.   DISABILITY.

         A. As used in this Agreement, the term "disabled" shall mean the continuous and uninterrupted inability to perform the Executive's duties on behalf of the Company, by reason of accident, illness, or disease, and the "onset of his disability" shall mean the first day of such inability to perform his duties.

         B. If the Executive is disabled, he shall be entitled to receive the Base Salary to which he otherwise would have been entitled, were he not disabled, for a period of six (6) months from the onset of his disability.

         C. If the Executive remains disabled throughout the six-month period beginning with the onset of his disability, then his employment shall thereafter be deemed terminated, and he will not be entitled to any further payments under this Agreement, other than receipt of disability payments under any disability insurance policy acquired by the Company for his benefit.

    6. DEATH. If the Executive dies during the term of his employment hereunder, the Company shall pay to the estate of the Executive such compensation as would otherwise be payable to the Executive for the period ending at the end of the month of his death, and no further payments shall be due under this Agreement.

    7.   TERMINATION.

         A. By the Company Without Cause. The Company may terminate the employment of the Executive at any time without Cause (as hereinafter defined). In such event, the Executive shall be entitled to receive, for a period of two
(2) years after the date of his termination, in equal bi-weekly installments in arrears, an amount per annum equal to the aggregate of his Salary at the time of his termination.

    In addition to the foregoing termination payments, the Executive also shall be entitled to receive, for a period of two (2) years after the date of his termination, the fringe benefits set forth in Sections 4D and 4E hereof (or, if such benefits are not available to the Executive because he is not employed by the Company, then the Company shall pay the cost of the Executive obtaining

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comparable benefits).  The Company shall deduct from all such amounts provided for in this Section 7A such sums as are required by law to be deducted or withheld.

         B.   By Company, With Cause.  Notwithstanding the provisions of
Section 7A hereof, the Executive's employment and all of his rights and benefits, but not his obligations, under this Agreement (except for the right to receive Salary earned through the date of his termination with Cause) shall terminate immediately upon notice from the Company of the occurrence of any one or more of the following events (collectively, "Cause"):

              (i) The Executive is convicted of a criminal offense involving moral turpitude, or involving dishonest conduct pertaining to the business or affairs of the Company, including, without limitation, peculation, or is guilty of any act or omission, the intended consequence of which is material injury to the Company's business, property or reputation; or

              (ii) The Executive persists, for a period of thirty (30) days after written notice from the Board, in a course of conduct determined by the Board to be in material violation of his duties to the Company under this Agreement.

         C. Other Remedies. Neither the grant nor the exercise of a right of termination hereunder shall preclude any other legal relief or remedy available to any party.

    8.   NON-COMPETITION.

         A. The Executive agrees that, during the term of his employment with the Company, and for a period of two (2) years after the date of his termination hereunder, for any reason, including voluntary termination by him, or for no reason, he shall not, within the geographic area in which the Company operates, participate or engage in any business, or own any interest in any entity that (except that the ownership of Five percent (5%) or less of the stock of a public entity shall not be prohibited hereby), that (i) provides, directly or indirectly, administrative services to dental practices, or owns and leases to providers of dental services the fixed assets used to provide such services,
(ii) engages in the administration of contracts for delivery of dental services on behalf of HMOs, health plans, insurers or other third-party payors or acts as a contracting entity with third-party payors on behalf of dental practices, or
(iii) provides dental insurance; provided, however, that the Executive may be employed by an entity that provides dental insurance so long as he is not employed by a division of such entity that directly or indirectly competes with the Company. The Executive further agrees that for two (2) years following the termination of his employment hereunder, he shall not, directly or indirectly, for himself or on behalf of any other person or entity, solicit, hire, encourage or entice away (or attempt to do so) from the Company or any of its affiliates any officer or employee who, at the time of such solicitation or hire or within twelve (12) months prior to the time of such solicitation or hire, was an employee of the Company or an affiliate thereof (whether or not such person would commit a breach of contract by so doing).

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         B.   The Executive expressly acknowledges and agrees that the (i)
restrictions set forth herein are reasonable in terms of scope, duration, geographic area, and otherwise, (ii) protections afforded to the Company hereunder are necessary to protect its legitimate business interests and (iii) agreement to observe such restrictions forms a material part of the consideration for this Agreement and the Executive's employment by the Company.

         C. Notwithstanding the provisions of Section 12C hereof, if any provision of this Section 8 is adjudicated to exceed the time, geographic area, scope of business or other limitations permitted by applicable law in any applicable jurisdiction, then such provision shall be deemed reformed in such jurisdiction to the maximum time, geographic or other limitations permitted by law.

    9. Confidential Information. The Executive agrees that, during the term of his employment with the Company, and after the termination of his employment for any reason whatsoever, he shall not disclose to any person, other than in the discharge of his duties under this Agreement, any information or knowledge relating to (i) the business operations or internal structure of the Company,
(ii) any method and/or procedure (such as records, programs, systems, correspondence, or other documents), relating or pertaining to projects developed by the Company or contemplated to be developed by the Company or (iii) the Company's business, which information or knowledge the Executive shall have obtained during the term of this Agreement, and which is otherwise of a secret or confidential nature. Further, upon leaving the employment of the Company for any reason whatsoever, the Executive shall not take with him, without the prior written consent of the Board, any documents, forms or other reproductions of any data or any information relating to or pertaining to the Company or any other confidential information or trade secrets.

    10. INSURANCE. The Company may, in its discretion at any time, apply for and procure, as owner and for its own benefit, insurance on the life of the Executive in such amounts and in such form as the Company deems appropriate. The Executive shall have no interest in any such policy, but he shall, at the request of the Company, submit to such medical examination, supply such information and execute such documents as may be required by the insurer or any proposed insurer.

    11. OTHER DOCUMENTS. Any earlier employment agreements or other agreements or understandings between the Executive and the Company relating to the subject matter hereof, whether in writing or oral, are hereby terminated and shall be of no further effect after the effective date hereof.

    12.  MISCELLANEOUS.

         A. Any notices required by this Agreement shall (i) be made in writing and mailed by certified mail, return receipt requested, with adequate postage prepaid; (ii) be deemed given when so mailed; (iii) be deemed received by the addressee within ten (10) days after given

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or when the certified mail receipt for such mail is executed, whichever is earlier and (iv) in the case of the Company, be mailed to its principal office, or in the case of the Executive, be mailed to the last address that the Executive has given to the Company.

         B. This Agreement shall be binding upon and inure to the benefit of, the parties, their successors, assigns, personal representatives, distributees, heirs, and legatees; provided, however, that the Executive shall not assign his duties hereunder.

         C. If any term or provision of this Agreement is held to be illegal or invalid, said illegality or invalidity shall not affect the remaining terms or provisions hereof, and each term and provision of this Agreement shall be enforced to the fullest extent permitted by law.

         D. As monetary damages may not be an adequate remedy for the breach by either party of its obligations under this Agreement, each party agrees that it may be subjected to a decree of specific performance, injunction, or other appropriate equitable or legal relief, for the enforcement of its obligations hereunder.

         E. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Maryland, without giving effect to its conflicts of laws provisions. The parties hereto agree that all claims of any kind arising from or relating to this Agreement shall be brought in a court of competent jurisdiction in the State of Maryland and agree to the jurisdiction of the Maryland courts (including the United States District Court for the District of Maryland) in all such matters. The parties hereto waive all objections to venue.

         F. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which, when construed together, shall be deemed to be one and the same instrument.

         G. Option. The Company hereby grants to the Executive an option (the "Option") to purchase up to 12,139 shares of its common stock, $0.0001 par value per share (the "Common Stock"), at a per share exercise price of $74.71 (the "Exercise Price"). The Option shall be exercisable at any time until July 17, 2000, at which time, if it is not exercised in whole, it shall expire. The number of shares subject to the Option shall be appropriately adjusted in the event of the Company's declaration of a Common Stock dividend, a recapitalization of its Capital Stock, a stock split, or the occurrence of a similar recapitalization event. The Executive shall exercise the Option in whole or in part by providing written notice to the Company, at its principal executive offices, of the exercise thereof, which shall include the number of shares of Common Stock as to which the Executive is exercising the Option. The written notice of exercise shall be accompanied by a certified check in the amount of the aggregate Exercise Price for the number of shares of Common Stock for which the Option is being exercised.

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    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, under seal, as of the day and year first hereinabove written.

ATTEST:                               DENTALCO, INC.

/s/ Anita Logue                       By: /s/ Lawrence F. Halpert
______________________                    __________________________(SEAL)
Anita Logue, Secretary                    Lawrence F. Halpert, Chairman and CEO


WITNESS:


/s/ Anita Logue                           /s/ Carl J. Sardegna
_________________________                 _____________________________(SEAL)
                                          Carl J. Sardegna



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